UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2014

Verint Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34807	11-3200514
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)

(631) 962-9600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2014, Verint Systems Inc. (the “Company”) entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with Goldman, Sachs & Co., as representative of the several underwriters named on Schedule A thereto (the “Common Stock Underwriters”), relating to the issuance and sale of 5,750,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), including 750,000 shares issued to the Common Stock Underwriters pursuant to the exercise in full on June 13, 2014 of their option to purchase additional shares, at a price to the public of $47.75 per share. The offering was made in a public offering pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-196612) (the “Registration Statement”) and a related prospectus, including the related prospectus supplement, filed with the Securities and Exchange Commission (the “SEC”). The foregoing summary is qualified in its entirety by reference to the text of the Common Stock Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, on June 12, 2014, the Company entered into an underwriting agreement (the “Notes Underwriting Agreement”) with Deutsche Bank Securities Inc., as representative of the several underwriters named on Schedule A thereto (the “Note Underwriters”), relating to the issuance and sale of $400 million in aggregate principal amount of the Company’s 1.50% convertible senior notes due 2021 (the “Notes”), including $50 million aggregate principal amount of Notes issued to the Notes Underwriters pursuant to the exercise in full on June 13, 2014 of their option to purchase additional shares. The offering was made in a public offering pursuant to the Registration Statement and a related prospectus, including the related prospectus supplement, filed with the SEC. The foregoing summary is qualified in its entirety by reference to the text of the Notes Underwriting Agreement, which is filed as Exhibit 1.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The net proceeds from the concurrent offerings were approximately $656.8 million, after deducting underwriters’ discount and commissions, but without giving effect to the cost of certain convertible note hedge transactions entered into in connection with the issuance of the Notes, the proceeds from certain warrant transactions entered into in connection with the issuance of the Notes, or other offering expenses payable by the Company. The convertible note hedge transactions and warrant transactions are described under Item 3.02 of this Current Report on Form 8-K.

On June 18, 2014, in connection with the issuance of the Notes, the Company entered into an indenture (the “Base Indenture”) and a First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case, with Wilmington Trust, National Association, as trustee (the “Trustee”).

Under the Indenture, the Notes are senior unsecured obligations of the Company and will mature on June 1, 2021, unless repurchased or converted in accordance with their terms prior to that date. Interest on the Notes will be paid semi-annually in arrears at a rate of 1.50% per annum. The Notes are convertible, at the Company’s election, into cash, shares of Common Stock, or a combination of both, subject to satisfaction of specified conditions and during specified periods. Upon conversion, the Company currently intends to pay cash in respect of the principal amount. The Notes are convertible at an initial conversion rate of 15.5129 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $64.46 per share).

Holders may surrender their Notes for conversion at any time prior to the close of business on the business day immediately preceding December 1, 2020 only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on September 30, 2014, if the closing sale price of the Common Stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the Notes in effect on each applicable trading day;

•	during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the Notes for each such trading day was less than 98% of the closing sale price of the Common Stock on such date multiplied by the then-current conversion rate; or

•	upon the occurrence of specified corporate events.

On or after December 1, 2020 until the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may surrender their Notes for conversion regardless of the foregoing circumstances.

If the Company satisfies its conversion obligation in solely cash or a combination of cash and shares of Common Stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described in the Indenture) for each trading day in a 50 trading-day conversion period (as described in the Indenture). Holders will not receive any additional cash payment or additional shares of Common Stock representing accrued and unpaid interest, if any, upon conversion of a Note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered upon conversion of a Note.

The conversion rate for the Notes is subject to adjustment as described in the Indenture. An adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

If specified “make-whole adjustment events” (as described in the Indenture) occur, the conversion rate for any Notes converted in connection with such make-whole adjustment event will, in specified circumstances, be increased by a number of additional shares of Common Stock. In addition, holders may require the Company to purchase for cash all or any portion of their Notes upon the occurrence of a “fundamental change” (as described in the Indenture) at a price equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The Indenture contains other terms and covenants that the Company believes are customary for transactions of this type, including that, upon specified events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of the Notes to be due and payable.

On June 18, 2014, the Company entered into Amendment No. 5, Incremental Amendment and Joinder Agreement (“Amendment No. 5”) with, among others, the lenders party thereto (the “Incremental Lenders”) and Credit Suisse AG, as administrative agent, amending that certain Credit Agreement dated as of April 29, 2011 and amended and restated as of March 6, 2013 (the “Existing Credit Agreement”) with, among others, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent and collateral agent. Pursuant to Amendment No. 5, the Revolving Credit Commitments (as defined in the Existing Credit Agreement) of the Incremental Lenders were increased by $100.0 million to $300.0 million and the Revolving Credit Termination Date (as defined in the Existing Credit Agreement) was extended by approximately six months to September 6, 2018.

The above description of the Indenture, the Notes, and Amendment No. 5 is a summary only and is qualified in its entirety by reference to the Base Indenture, the Supplemental Indenture (and the form of note included therein), and Amendment No. 5, which are attached as Exhibits 4.1, 4.2 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The Company used approximately $15.6 million of the net proceeds of the concurrent offerings to fund the cost of the convertible note hedge transactions (after such cost was partially offset by the proceeds to the Company from the warrant transactions) entered into in connection with the offering of the Notes with specified financial institutions, including certain of the Note Underwriters or their affiliates (the “Option Counterparties”). The convertible note hedge transactions cover, subject to anti-dilution adjustments, 6,205,160 shares of Common Stock, which is equal to the number of shares of Common Stock that initially underlie the Notes. Concurrently with entering into the convertible note hedge transactions, the Company also entered into the privately negotiated warrant transactions with the Option Counterparties, which warrants have an initial exercise price of $75.00 per share, which represents a premium of approximately 51% to the $49.59 per share closing price of the Common Stock on June 17, 2014.

The convertible note hedge and warrant transactions are expected to reduce the potential dilution with respect to the Common Stock upon conversion of the Notes; however, the warrant transactions could have a dilutive effect with respect to the Common Stock to the extent that the market price per share of the Common Stock exceeds the strike price of the warrants.

The Company offered and sold the warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the “Securities Act”). Neither the warrants nor the underlying shares of Common Stock issuable upon the conversion of the warrants have been registered under the Securities Act and neither may be offered or sold absent registration or an applicable exemption from registration requirements.

Item 7.01.	Regulation FD Disclosure.

On June 18, 2014, the Company issued a press release announcing the closing of the concurrent offerings of Common Stock and Notes and discussing the expected impact of the offerings on the Company’s non-GAAP fully diluted earnings per share guidance for the year ending January 31, 2015. A copy of the press release is attached as Exhibit 99.1 and is being furnished herewith and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 12, 2014, between Verint Systems Inc. and Goldman, Sachs & Co., as representative of the several underwriters listed in Schedule A thereto.

1.2	Underwriting Agreement, dated June 12, 2014, between Verint Systems Inc. and Deutsche Bank Securities Inc., as representative of the several underwriters listed in Schedule A thereto.

4.1	Indenture, dated as of June 18, 2014, between Verint Systems Inc. and Wilmington Trust, National Association, as trustee.

4.2	First Supplemental Indenture, dated as of June 18, 2014, between Verint Systems Inc. and Wilmington Trust, National Association, as trustee.

5.1	Opinion of Jones Day.

10.1	Amendment No. 5, Incremental Amendment and Joinder Agreement dated June 18, 2014 to the Amended and Restated Credit Agreement, dated as of March 6, 2013, among Verint Systems Inc., as Borrower, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent and collateral agent.

23.1	Consent of Jones Day (included in Exhibit 5.1).

99.1	Press Release, dated June 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date: June 18, 2014	By:	/s/ Peter Fante
		Name:	Peter Fante
		Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 12, 2014, between Verint Systems Inc. and Goldman, Sachs & Co., as representative of the several underwriters listed in Schedule A thereto.

1.2	Underwriting Agreement, dated June 12, 2014, between Verint Systems Inc. and Deutsche Bank Securities Inc., as representative of the several underwriters listed in Schedule A thereto.

4.1	Indenture, dated as of June 18, 2014, between Verint Systems Inc. and Wilmington Trust, National Association, as trustee.

4.2	First Supplemental Indenture, dated as of June 18, 2014, between Verint Systems Inc. and Wilmington Trust, National Association, as trustee.

5.1	Opinion of Jones Day.

10.1	Amendment No. 5, Incremental Amendment and Joinder Agreement dated June 18, 2014 to the Amended and Restated Credit Agreement, dated as of March 6, 2013, among Verint Systems Inc., as Borrower, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent and collateral agent.

23.1	Consent of Jones Day (included in Exhibit 5.1).

99.1	Press Release, dated June 18, 2014.